Exhibit 10.2

AMENDMENT TO THE

PURCHASE AGREEMENT

regarding the shares of

Suez-Lyonnaise Télécom SA

and certain Intercompany Loans

dated as of

15 March, 2004

This amendment agreement (the “Amendment Agreement”) to the Purchase Agreement regarding the shares of Suez-Lyonnaise Télécom SA and certain Intercompany Loans dated March 15, 2004 (the “Purchase Agreement”) is entered into on July 1, 2004, by and among:

MédiaRéseaux SA, a French société anonyme organized under the laws of France, with a capital of 94,296,084.29, having its registered office at 10, rue Albert Einstein, 77420 Champs-sur-Marne, registered with the Registry of Commerce and Companies of Meaux under the number 404 453 615, duly represented by Mr. Ray Collins, duly authorised (“Buyer”),

Suez SA, a société anonyme organized under the laws of France having its registered office at 16, rue de la Ville-l’Évêque, registered at the Registry of Commerce and Companies of Paris under the number 542 062 559, duly represented by Mr. Michel Sirat, duly authorised  (“Seller”);

UPC France Holding BV, a Netherlands private limited liability company having its principal offices at Boeing Avenue 53, 1119PE Schiphol-Rijk, Postbus 74763, 1070BT Amsterdam, registered at the companies registry of Amsterdam under the number 34139074, duly represented by Mr. Ray Collins, duly authorised (“UPC Shareholder”); and

UnitedGlobalCom, Inc., a Delaware corporation, duly represented by Mr. Jeremy Evans, duly authorised (“UGC”).

(MédiaRéseaux, Suez, UPC Shareholder and UGC are also herein collectively referred to as the “Parties” and individually as “a Party” or “each Party”).

W I T N E S S E T H

WHEREAS, the Parties have entered into the Purchase Agreement;

WHEREAS, the Parties now wish to amend the Purchase Agreement on and subject to the terms of this Amendment Agreement;

In this Amendment Agreement, unless otherwise provided or the context otherwise requires, terms and expressions defined in the Purchase Agreement have the same meaning when used in this Amendment Agreement.

NOW, THEREFORE, the Parties, intending to be legally bound, agree as follows.

1.                                      COVENANTS OF SELLER AND BUYER

1.1                                 Section 5.8(b) “Provision of Financial Statements, Reports and Certain Other Information” of the Purchase Agreement is hereby amended by deleting it in its entirety and substituting the following Section:

“Seller shall deliver to Buyer the 2003 Financial Statements within 3 days following the delivery by the statutory auditors of their report on such financial statements.  Buyer shall deliver to Seller the UPC 2003 Financial Statements on the same day.  Immediately prior to and after Closing Buyer will provide reasonable access for Ernst & Young, the Seller’s statutory auditors to the 2003 audit report of KPMG, Buyer’s statutory auditors, on the UPC France Companies as it pertains to the consolidation of UPC France within the UPC Distribution group.  In addition, at Closing the audited 2003 accounts and auditors report of UPC France SA will be provided.  All references to the “UPC Audited 2003 Financial Statements” or the “UPC Unaudited 2003 Financial Statements” in this Agreement shall be interpreted as references to the “UPC 2003 Financial Statements” and all references to the “UPC 2003 Financial Statements” as being audited shall be ignored in construing this Agreement.  Seller hereby acknowledges that the UPC 2003 Financial Statements in the form attached to this Agreement have not been certified by the statutory auditors of Buyer with the understanding that such acknowledgment shall not impair or affect whatsoever the obligation of Buyer to deliver to Seller the audited consolidated accounts for the period commencing on January 1, 2004 and ending at the Reference Date for the UPC French Cable Business provided for in Article 2.7.1 (b).”

1.2                                 Section 5.9.2 “Conversion of Portions of Intercompany Loan, Buyer Intercompany Loans and UPC France Intercompany Loan” of the Purchase Agreement is hereby amended by deleting it in its entirety and substituting the following Section:

“Prior to the Closing Date, Buyer shall procure that Buyer Intercompany Loans are paid off or capitalized so that the debt of the Buyer, such debt not including debt incurred in connection with the transactions contemplated by this Agreement, at Closing does not exceed EUR 60 million and Buyer shall pay off or capitalize the UPC France Intercompany Loans to the UPC France Companies.  Any such capitalization of Buyer Intercompany Loans and UPC France Intercompany Loans shall be done so as not to create income to the UPC France Companies.”

1.3                                 Section 5.11 “Affiliate Commercial Contracts” of the Purchase Agreement is hereby amended by deleting it in its entirety and substituting the following Section:

“UPC Shareholder will deliver to Seller as soon as practicable after Closing a detailed description of the financial effect on Buyer and its Subsidiaries of the contracts with respect to the services listed in Schedule 5.11 (including in particular a comparison with the current financial conditions of the corresponding services at the Company’s level).  The Parties will use best efforts to agree the material terms of the contracts with respect to the services listed in Schedule 5.11 within 30 days of the delivery of such description, recognizing the key principles of (i) permitting Buyer and its Affiliates to realize synergies within the UPC Group and (ii) that the contracts must be in the corporate interest of Buyer, taking into account, in particular, the preservation of the interests of both shareholders in Buyer.  To the extent agreement with respect to the material terms of contracts for the services listed in Schedule 5.11 is reached prior to the expiry of the 30 day period referred to above, Exhibit 2.2(c)(2) to the Shareholders Agreement will be completed with effect from Closing to contain a summary of such services and the corresponding material terms.  As to any services for which agreement on material terms is not reached before the expiry of the 30 day period, Buyer may nevertheless proceed after the expiry of the 30 day period with the implementation of such service arrangements with effect from Closing, subject to and in accordance with the procedures of Section 2.2(c)(2) of the Shareholders Agreement.”

1.4                                 A new Section 5.17 “New Paris Première Contract” of the Purchase Agreement is added as follows:

“If it appears that the annualised financial consideration payable under the new Paris Première contracts entered into shortly before the Signing Date exceeds that payable under similar programming contracts then effective in the market (the “deviation”), by ten per cent (10%) or more, the Buyer and its Subsidiaries shall be compensated for the full deviation and compensation shall be implemented by way of an increase in the annual financial consideration payable under the GSA agreement, or such other intercompany agreement with respect to the services listed in Schedule 5.11 as is nominated by Buyer, such that the aggregate payments under such agreement are increased by an amount equal to the deviation.  In the absence of such compensation, Seller shall be deemed to have warranted that the deviation shall not be more than ten per cent (10%) and Buyer shall be entitled to claim indemnification under Section 9 of the Purchase Agreement for the full deviation but without the application of the limitations on Seller’s liability under Section 9.7. For the purposes of clarity, the ten million euros (€10,000,000) threshold set forth in Section 2.2 (c) (2) of the Shareholders Agreement shall, accordingly, not be applicable to the GSA agreement or any such other intercompany agreement as nominated by the Buyer.”

1.5                                 A new Section 2.7.8 “Consolidation Shares Amount Adjustment” of the Purchase Agreement is added as follows:

“For the sake of clarity, it is understood that any difference between the Provisional Consideration Shares Amount and the Consideration Shares Amount, as finally determined in accordance with Section 2.7 of the Agreement, will first lead to an adjustment of the Cash Consideration and, secondly, only if and to the extent necessary, of the Consideration Shares Amount.”

2.                                      CONDITIONS TO BUYER’S OBLIGATION TO CLOSE

A new Section 5.18 “Cannes and Epinal Networks” of the Purchase Agreement is added as follows:

“The Parties acknowledge that Seller has satisfied the condition precedent in Section 7.4(b) and further agree that Seller shall use its best efforts to assist Buyer and on behalf of Rapp 16 SA in executing the deed of notary for non moveable assets of the Cannes and Epinal Networks as soon as practicable after Closing.”

3.                                      UPC REPRESENTATIONS AND WARRANTIES

As a result of the non certification of the UPC Unaudited 2003 Financial Statements, Schedule 4, Section 4 “Accounts” of the Purchase Agreement is hereby amended by deleting it in its entirety and substituting the following Section:

(a)                                  “Attached hereto as Exhibit 4(a) is a certified copy of the consolidated financial statements of the UPC France Companies (balance sheet, profit and loss statements and notes thereto) for the fiscal year ended December 31, 2003 (the “UPC 2003 Financial Statements”).  The UPC 2003 Financial Statements are accurate and sincere in accordance with the UPC France Companies’ books and records. The UPC 2003 Financial Statements have been prepared in accordance with US GAAP, and give a true and fair view of the consolidated financial position and results of operations of the UPC France Companies as at the date at which they were established and for the annual period then ended.

(b)                                 Each of the UPC Management Financial Reports for months in 2004 ending on the month preceding that in which the Closing Date occurs, have been and will have been prepared in good faith.

(c)                                  Except as disclosed in Exhibit 4(c), there are no off-balance sheet items or any other Indebtedness or liability, absolute or contingent (including any Liabilities relating to factoring or crédit-bail arrangements) that should be accounted for in accordance with US GAAP which will not be fully accrued or provisioned in, or otherwise disclosed in the exhibits to the UPC 2003 Financial Statements or the UPC French Cable Business Reference Date Accounts as at the date at which they were established.

(d)                                 Except as set forth in Exhibit 4(d), none of the UPC France Companies has granted any guaranty, charge or other real or personal security for its own Liabilities or Liabilities of any Person, including UGC or any Affiliate of UGC, outside of the normal course of business or which is not reflected in the UPC 2003 Financial Statements or the UPC French Cable Business Reference Date Accounts, as the case may be.

(e)                                  There is no Indebtedness of any kind, including any account advance or cash pooling agreement, existing or to be incurred on or prior to the Closing Date payable by Buyer or its Affiliates to any of the UPC France Companies or by any of the UPC France Companies to Buyer or its Affiliates except as identified in Exhibit 4(e).

(f)                                    Except as shown in the UPC 2003 Financial Statements, the UPC French Cable Business Reference Date Accounts or in Exhibit 4(f), none of the UPC France Companies is directly or indirectly liable upon or with respect to (by discount, repurchase agreements or otherwise), or obliged in any other way to provide funds in respect of, or to guarantee or assume, any debt, obligation or dividend of any Person, except endorsements in the ordinary course of business in connection with the deposit, in banks or other financial institutions, of items for collection.

(g)                                 Except as set forth in Exhibit 4(g), none of the UPC France Companies has at any time within the past five (5) years suspended the payment of its debts as they fall due (“cessation de paiements”) or been declared in judicial liquidation (“liquidation judiciaire”), or made an amicable settlement with its creditors (“règlement amiable”), or been declared in judicial reorganization (“redressement judiciaire”), or been declared under the threat of any such proceedings.”

4.                                      MISCELLANEOUS

4.1                                 Absence of Novation

Subject to the amendments referred to in Sections 1, 2 and 3 hereof, the Purchase Agreement shall remain in full force and effect.

This Amendment Agreement does not result in the novation of the obligations of the Parties under the Purchase Agreement.

4.2                                 Applicable Law

This Amendment Agreement shall be governed by and implemented, construed and interpreted in accordance with the substantive laws of the Republic of France.

4.3                                 Consent to Jurisdiction

Any controversy or claim arising out of or relating to this Amendment Agreement which cannot be settled amicably shall be submitted to the exclusive jurisdiction of the courts in Paris, France.

The validity, construction, performance and enforceability of this Amendment Agreement shall be governed by the laws of France, without application of its conflict of laws principles.

IN WITNESS WHEREOF, this Amendment Agreement has been signed by or on behalf of each of the Parties as of the day first above written.

SUEZ SA

By:		/s/ Michel Sirat

	Name:	Michel Sirat
Title:

MEDIARESEAUX SA(S)

By:		/s/ Raymond Collins

	Name:	Raymond Collins
	Title:	Director Strategy

UPC FRANCE HOLDING BV

By:		/s/ Raymond Collins

	Name:	Raymond Collins
	Title:	Director Strategy

UNITEDGLOBALCOM, INC.

By:		/s/ Jeremy Evans

	Name:	Jeremy Evans
	Title:	Attorney-in-fact